Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Michael M. Larsen
February 24, 2012	Vice President and CFO
(610) 249-2002

GARDNER DENVER DECLARES QUARTERLY CASH DIVIDEND

WAYNE, Pa. (February 24, 2012) – Gardner Denver, Inc. (NYSE: GDI) announced that on February 21, 2012 its Board of Directors declared a quarterly dividend of $0.05 per share, payable on March 23, 2012, to stockholders of record as of March 8, 2012.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to pay an annual cash dividend and the Company’s financial ability and sources to fund the dividend program. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Board’s expectation that dividends will continue to be paid on a quarterly basis assumes that the Company’s financial condition will permit the payment under Delaware law; that its operations will continue to generate sufficient cash flow to warrant the payment of a dividend and that market conditions and applicable laws and regulations make payment of a dividend appropriate. Any future dividend payments will depend upon the judgment of the Board, based upon the best interests of the Company, its stockholders and other constituents, and will be made only at the Board’s discretion. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2010, and its subsequent quarterly reports on Form 10-Q. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

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